Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE August 6, 2015	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS SECOND QUARTER RESULTS

TULSA, OK, August 6, 2015 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the second quarter and six months ended June 30, 2015.

In the quarter, net sales were $90.3 million, down 2.2% from $92.3 million in 2014. Net income was $11.1 million, down 2.1% from $11.4 million in the same period a year ago. Net sales for the six-month period ended June 30, 2015 were $167.0 million, down 1.0% from $168.7 million in 2014. Net income for the six-month period ended June 30, 2015 was $19.5 million, down 7.8% from $21.2 million in 2014.

Earnings per diluted share in the second quarter of 2015 held constant at $0.20, compared to the same period the previous year, based upon 54.7 million and 55.6 million shares outstanding at June 30, 2015 and 2014, respectively. Earnings per diluted share for the six-month period ended June 30, 2015 were $0.36, down 5.3% from $0.38 in 2014, based upon 54.7 million and 55.6 million shares outstanding at June 30, 2015 and 2014, respectively.

Norman H. Asbjornson, President and CEO, stated, “As previously reported, we expected a better quarter with increases in our sales. Market data suggests there is a fall-off in replacement sales and that new construction may not be as strong as previously thought. However, we continue to maintain our gross profit percentage through lower raw material costs and increased productivity. Our gross profit as a percent of sales remained relatively steady for the quarter at 30.0% compared to 30.2% a year ago and for the six-month period ended June 30, 2015 at 29.3% compared to 29.5% in the same period a year ago. We also have seen decreases in our SG&A expense as a percent of sales of 1.3% (from 11.5% to 10.2%) for the quarter and 0.3% (from 10.8% to 10.5%) for the six-month period.”

Mr. Asbjornson continued, “The Company's balance sheet at June 30, 2015, continues to be very strong, showing a current ratio of 3.2:1 (including cash and short-term investments totaling $49.9 million), plus long-term marketable investments of $0.6 million, and we remain debt-free."

Mr. Asbjornson concluded, "Nonetheless, we have made changes to strengthen our organization by hiring three (75% increase) new regional sales managers who we expect will make a positive impact on the performance of our representatives as well as replacing some representatives with new firms. In addition, we are about to introduce a number of new products within the next few months. These steps should aid in stimulating new business in the final half of this year and particularly in 2016."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the second quarter results. To participate, call 1-888-241-0551 (code 86989685); or, for rebroadcast, call 1-855-859-2056 (code 86989685).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
Net sales	$90,275	$92,310	$167,043	$168,677
Cost of sales	63,158	64,434	118,128	118,955
Gross profit	27,117	27,876	48,915	49,722
Selling, general and administrative expenses	9,200	10,584	17,517	18,213
Gain on disposal of assets	(30)	—	(25)	(24)
Income from operations	17,947	17,292	31,423	31,533
Interest income	29	71	73	140
Other income (expense), net	27	34	(48)	13
Income before taxes	18,003	17,397	31,448	31,686
Income tax provision	6,873	6,034	11,919	10,501
Net income	$11,130	$11,363	$19,529	$21,185
Earnings per share:
Basic	$0.21	$0.21	$0.36	$0.38
Diluted	$0.20	$0.20	$0.36	$0.38
Cash dividends declared per common share:	$0.11	$0.09	$0.11	$0.09
Weighted average shares outstanding:
Basic	54,208,362	55,004,175	54,205,657	55,036,281
Diluted	54,669,763	55,568,212	54,714,604	55,603,979

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2015	December 31, 2014
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$37,600	$21,952
Certificates of deposit	6,240	6,098
Investments held to maturity at amortized cost	6,101	11,972
Accounts receivable, net	45,480	44,092
Income tax receivable	3,385	2,569
Note receivable	26	30
Inventories, net	47,182	37,618
Prepaid expenses and other	1,055	609
Deferred tax assets	5,837	6,143
Total current assets	152,906	131,083
Property, plant and equipment:
Land	2,233	2,233
Buildings	66,583	64,938
Machinery and equipment	134,745	127,968
Furniture and fixtures	10,581	10,388
Total property, plant and equipment	214,142	205,527
Less: Accumulated depreciation	118,347	113,605
Property, plant and equipment, net	95,795	91,922
Certificates of deposit	480	5,280
Investments held to maturity at amortized cost	75	4,015
Note receivable	756	817
Total assets	$250,012	$233,117

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	10,513	11,370
Dividends payable	5,982	—
Accrued liabilities	30,755	31,343
Total current liabilities	47,250	42,713
Deferred revenue	833	1,006
Deferred tax liabilities	12,808	13,677
Donations	1,692	1,662
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 54,263,876 and 54,041,829	217	216
issued and outstanding at June 30, 2015 and December 31, 2014, respectively
Additional paid-in capital	—	—
Retained earnings	187,212	173,843
Total stockholders' equity	187,429	174,059
Total liabilities and stockholders' equity	$250,012	$233,117

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2015	2014
Operating Activities	(in thousands)
Net income	$19,529	$21,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,599	5,719
Amortization of bond premiums	106	389
Provision for losses on accounts receivable, net of adjustments	(102)	(8)
Provision for excess and obsolete inventories, net	59	156
Share-based compensation	1,281	984
Excess tax benefits from stock options exercised and restricted stock awards vested	(2,452)	(680)
Gain on disposition of assets	(25)	(24)
Foreign currency transaction loss	53	—
Interest income on note receivable	(16)	(20)
Deferred income taxes	(563)	(1,961)
Changes in assets and liabilities:
Accounts receivable	(1,286)	(13,824)
Income tax receivable	1,636	1,753
Inventories	(9,623)	(4,624)
Prepaid expenses and other	(446)	(525)
Accounts payable	(1,030)	3,422
Deferred revenue	136	378
Accrued liabilities	(867)	5,185
Net cash provided by operating activities	11,989	17,505
Investing Activities
Capital expenditures	(9,304)	(5,903)
Proceeds from sale of property, plant and equipment	30	29
Investment in certificates of deposits	—	(9,220)
Maturities of certificates of deposits	4,658	3,904
Purchases of investments held to maturity	—	(5,955)
Maturities of investments	9,201	6,539
Proceeds from called investments	504	1,269
Principal payments from note receivable	28	35
Net cash provided by (used in) investing activities	5,117	(9,302)
Financing Activities
Stock options exercised	2,534	632
Excess tax benefits from stock options exercised and restricted stock awards vested	2,452	680
Repurchase of stock	(6,444)	(5,116)
Net cash used in financing activities	(1,458)	(3,804)
Net increase in cash and cash equivalents	15,648	4,399
Cash and cash equivalents, beginning of period	21,952	12,085
Cash and cash equivalents, end of period	$37,600	$16,484

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014
	(in thousands)
Net Income, a GAAP measure	$11,130	$11,363	$19,529	$21,185
Depreciation	2,795	2,911	5,599	5,719
Amortization of bond premiums	45	173	106	389
Share-based compensation	843	572	1,281	984
Interest (income)	(74)	(244)	(179)	(529)
Income tax expense	6,873	6,034	11,919	10,501
EBITDAX, a non-GAAP measure	$21,612	$20,809	$38,255	$38,249

Adjusted Net Income and Adjusted Earnings per Share
The Company defines Adjusted Net Income and the related per share amount as (1) net income, plus (2) non-recurring donations, less (3) the impact on profit sharing expense from the non-recurring donations and (4) the impact on income tax expense from the non-recurring donations. These measures provide additional information which may be used to better understand the Company’s operations.
The following tables provide a reconciliation of net income and earnings per share-diluted (GAAP) to adjusted net income and adjusted earnings per share-diluted (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014
	(in thousands except per share data)
Net Income, a GAAP measure	$11,130	$11,363	$19,529	$21,185
Non-recurring donations	(210)	1,000	(195)	1,000
Profit-sharing	21	(100)	19	(100)
Income tax expense	85	(312)	80	(298)
Adjusted Net Income, a non-GAAP measure	$11,026	$11,951	$19,433	$21,787

Earnings per share-diluted, a GAAP measure	$0.20	$0.20	$0.36	$0.38
Non-recurring donations	—	0.02	—	0.02
Profit-sharing	—	—	—	—
Income tax expense	—	(0.01)	—	(0.01)
Adjusted earnings per share-diluted, a non-GAAP measure	$0.20	$0.21	$0.36	$0.39